FIRST AMENDMENT TO FORBEARANCE AGREEMENT

    This Forbearance Amendment to Agreement is made this 14th day of June, 2021, by and between UNIQUE FABRICATING NA, INC., a Delaware corporation (“US Borrower”), and UNIQUE-INTASCO CANADA, INC., a corporation organized under the laws of the province of British Columbia (“CA Borrower”, called together with US Borrower, the “Borrowers” and each of them referred to herein as a “Borrower”), UNIQUE FABRICATING, INC., a Delaware corporation (“Parent”), UNIQUE-CHARDAN, INC., a Delaware corporation, UNIQUE MOLDED FOAM TECHNOLOGIES, INC., a Delaware corporation, UNIQUE PRESCOTECH, INC., a Delaware corporation, UNIQUE FABRICATING REALTY, LLC a Michigan limited liability company, UNIQUE FABRICATING SOUTH, INC., a Michigan corporation, and UNIQUE-INTASCO USA, INC., a Michigan corporation (each a “Guarantor” and collectively the “Guarantors”), the financial institutions signatory hereto (individually a “Lender,” and collectively the “Lenders”), CITIZENS BANK, NATIONAL ASSOCIATION, a national banking association, as Administrative Agent for the Lenders (in such capacity, the “Agent”).

RECITALS:

Borrowers, Agent and the Lenders are party to an Amended and Restated Credit Agreement dated November 8, 2018, as amended by a Waiver and First Amendment to Credit Agreement and Loan Documents dated May 7, 2019, a Second Amendment to Credit Agreement and Loan Documents dated June 14, 2019, a Third Amendment to Credit Agreement and Loan Documents dated June 28, 2019, a Waiver and Fourth Amendment to Credit Agreement and Loan Documents dated July 16, 2019, a Fifth Amendment to Credit Agreement dated August 7, 2019, a Sixth Amendment to Credit Agreement dated April 3, 2020, and a Seventh Amendment to Credit Agreement dated April 23, 2020 and an Eight Amendment to Credit Agreement dated August 7, 2020 (as so amended, the “Credit Agreement”), pursuant to which the Lenders have made certain Loans available to the Borrowers.

The Loans and the Borrowers’ obligations under the Credit Agreement are secured by, among other documents and instruments: (i) a first priority all-assets security interest granted by the US Borrower and the Guarantors to Agent pursuant to the terms and conditions of the Security Agreement dated April 29, 2016 as affirmed by a Consent and Reaffirmation of Security Agreement dated November 8, 2018 (the “Security Agreement”); (ii) a first priority all-assets security interest granted by the CA Borrower to Agent pursuant to the terms and conditions of the Security Agreement dated April 29, 2016 as affirmed by a Consent and Reaffirmation of Security Agreement dated November 8, 2018 (the “CA Security Agreement”); and (iii) the absolute and unconditional, joint and several Continuing Agreement of Guaranty and Suretyship dated April 29, 2016 of US Borrower and Guarantors, as affirmed by a Consent and Reaffirmation of, and Amendment to, Continuing Agreement of Guaranty and Suretyship dated November 18, 2018 (collectively the “Guaranty”).

As a result of Specified Defaults, the Obligors and the Lenders entered into a Forbearance Agreement dated April 9, 2021 (as amended by this Agreement, the “Forbearance Agreement”)

pursuant to which, the Lenders forbeared on a limited basis from exercising their rights as a result of the Specified Defaults.
The Obligors have requested that the Agent and Lenders extend the Forbearance Period. Agent and Lenders are willing to continue to forbear from exercising certain of their rights and remedies for the Forbearance Period as extended by this Agreement, except as otherwise provided herein, and on the terms and conditions specified herein.

    NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged the Obligors, Agent and Lenders hereby agree as follows:

1.RECITALS. The foregoing recitals of facts are true and accurate and are incorporated into this Agreement and shall form a part of it. Capitalized terms used herein, but not defined herein, shall have the meaning ascribed to them in the Credit Agreement or the Forbearance Agreement, as applicable.

2.PRECONDITIONS TO EFFECTIVENESS OF AGREEMENT. The effectiveness of the terms and provisions of this Agreement shall be subject to:

(a)the receipt by the Agent of each of the following, in form and substance satisfactory to the Agent:

(i)an original of this Agreement, duly authorized, executed and delivered by each of the Obligors;

(ii)a certificate from an authorized officer of each Obligor that is not a natural person certifying, among other things, that attached are true and correct copies of: (i) a resolution of each Obligor authorizing the execution, delivery and performance of this Agreement, and the other documents and certificates to be delivered in connection herewith and (ii) the names, incumbency and certified signatures of those persons authorized on behalf of each Obligor to sign this Agreement and the other documents and certificates to be delivered in connection herewith;

(iii)Obligors’ payment of all outstanding attorneys’ fees and expenses of counsel and financial advisors for the Agent and Lenders and all other fees and expenses payable pursuant to the Credit Agreement;

(iv)Payment by the Obligors of any and all interest accrued but unpaid on the Loan, if any, any unpaid regularly scheduled principal payments required under the Loan Documents, if any, and the Forbearance Fee due under this Agreement;

(v)all financial information and financial reports due pursuant to the terms of the Loan Documents or Section 8 of this Agreement, or otherwise requested by the Lender in connection with the negotiation and preparation of this Agreement;

(vi)confirmation and, if necessary, grant and perfection of all liens required pursuant to the Loan Documents and this Agreement; and

(vii)a written status report of all claims (including warranty claims asserted by customers) or litigation involving any Obligor, including, tribunal where the matter is pending, procedural posture of the matter, pending motions, outstanding discovery, key dates in the matter, expected rulings and potential loss exposure of the Obligor involved.

(b)The occurrence of no other Default under the Loan Documents (other than the Specified Defaults).

3.ACKNOWLEDGMENT OF DEFAULT/OBLIGATIONS. Obligors hereby acknowledge, agree, and confirm that they are in default of their obligations under the Loan Documents as a result of the Specified Defaults. Obligors further hereby acknowledge, confirm, and agree that as of the close of business on June 8, 2021 Obligors are indebted to the Lenders in respect of the Loans, as follows:

(a)With respect to the Revolving Credit, the outstanding principal amount of Fifteen Million Nine Hundred Seventy-Six Thousand Nine Hundred Ninety-Seven and 64/100 ($15,976,797.64) Dollars, plus accrued and unpaid interest in the amount of One Hundred Sixty-Three Thousand Eight Hundred Eighty-Eight and 90/100 ($163,888.90) Dollars; and

(b)With respect to the US Term Loan, the outstanding principal amount of Twenty-Two Million Four Hundred Eighty-Seven Thousand Five Hundred and 00/100 ($22,487,500.00) Dollars, plus accrued and unpaid interest in the amount of Twenty-Two Eight Hundred Fifty-Six and 54/100 ($22,856.54) Dollars; and

(c)With respect to the CA Term Loan, the outstanding principal amount of Eight Million Six Hundred Twenty-Five Thousand and 00/100 ($8,625,000.00) Dollars, plus accrued and unpaid interest in the amount of Eight Thousand Eight Hundred Four and 69/100 ($8,804.69) Dollars; and

(d)With respect to the CAPEX Loan, the outstanding principal amount of One Million One Hundred Seventy Thousand and 01/100 ($1,170,000.01) Dollars, plus accrued and unpaid interest in the amount of One Thousand One Hundred Ninety-Four and 38/100 ($1,194.38) Dollars; and

(e)With respect to the Swing Line Loan, the outstanding principal amount of One Million Nine Hundred Seventy-Six Thousand Seven Hundred Ninety-Seven and 64/100 ($1,976,797.64) Dollars, plus accrued and unpaid interest in the amount of Twenty-Three Thousand Three Hundred Seventy-Nine and 20/100 ($23,379.20) Dollars.

4.CERTAIN DEFINITIONS. The following new definitions are inserted into Section 1.1 of the Credit Agreement and shall have the following meanings:

“Accrual Rate Margin” means Fifty (50) basis points
“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, any tenor for such Benchmark or payment period for interest calculated with reference to such Benchmark, as applicable, that is or may be used for determining the length of an Interest Period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (d) of the Section of this Agreement titled “Benchmark Replacement Setting.”
“Benchmark” means, initially, USD LIBOR; provided that if a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred with respect to USD LIBOR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (a) of the Section of this Agreement titled “Benchmark Replacement Setting.”
“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Agent for the applicable Benchmark Replacement Date:
(1) the sum of: (a) Term SOFR and (b) the related Benchmark Replacement Adjustment;
(2) the sum of: (a) Daily Simple SOFR and (b) the related Benchmark Replacement Adjustment;
(3) the sum of: (a) the alternate benchmark rate that has been selected by the Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for U.S. dollar-denominated syndicated credit facilities at such time and (b) the related Benchmark Replacement Adjustment;

provided that, in the case of clause (1), such Unadjusted Benchmark Replacement is displayed on a screen or other information service that publishes such rate from time to time as selected by the Agent in its reasonable discretion. If the Benchmark Replacement as determined pursuant to clause (1), (2) or (3) above would be less than the Floor, the

Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.
“Benchmark Replacement Adjustment” means, with respect to any replacement of the then- current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement:
(1)for purposes of clauses (1) and (2) of the definition of “Benchmark Replacement,” the first alternative set forth in the order below that can be determined by the Agent:
(a)the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that has been selected or recommended by the Relevant Governmental Body for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for the applicable Corresponding Tenor;
(b)the spread adjustment (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that would apply to the fallback rate for a derivative transaction referencing the ISDA Definitions to be effective upon an index cessation event with respect to such Benchmark for the applicable Corresponding Tenor; and
(2)for purposes of clause (3) of the definition of “Benchmark Replacement,” the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Agent and the Borrower for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar- denominated syndicated credit facilities;

provided that, in the case of clause (1) above, such adjustment is displayed on a screen or other information service that publishes such Benchmark Replacement Adjustment from time to time as selected by the Agent in its reasonable discretion.
“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Agent in a manner substantially consistent with market practice (or, if the Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).
“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:
(1)in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof);
(2)in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein; or
(3)in the case of an Early Opt-in Election, the sixth (6th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, so long as the Agent has not received, by 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, written notice of objection to such Early Opt-in Election from Lenders comprising the Majority Lenders.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:
(1)a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);
(2)a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Board of Governors of the Federal Reserve System, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or
(3)a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) or a Governmental Authority having jurisdiction over the Agent announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Unavailability Period” means the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with the Section of this Agreement titled “Benchmark Replacement Setting” and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with the Section of this Agreement titled “Benchmark Replacement Setting.”
“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.
“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided, that if the Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion.

“Early Opt-in Election” means, if the then-current Benchmark is USD LIBOR, the occurrence of:
(1) a notification by the Agent to (or the request by the Borrower to the Agent to notify) each of the other parties hereto that at least five currently outstanding U.S. dollar-denominated syndicated credit facilities at such time contain (as a result of amendment or as originally executed) a SOFR-based rate (including SOFR, a term SOFR or any other rate based upon SOFR) as a benchmark rate (and such syndicated credit facilities are identified in such notice and are publicly available for review), and
(2) the joint election by the Agent and the Borrower to trigger a fallback from USD LIBOR and the provision by the Agent of written notice of such election to the Lenders.

“Floor” means one (1.00%) percent per annum.
“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.
“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is USD LIBOR, 11:00 a.m. (London time) on the day that is two London banking days preceding the date of such setting, and (2) if such Benchmark is not USD LIBOR, the time determined by the Agent in its reasonable discretion.
“Relevant Governmental Body” means the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto.
“SOFR” means, with respect to any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the SOFR Administrator on the SOFR Administrator’s Website on the immediately succeeding Business Day.
“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).
“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.
“Term SOFR” means, for the applicable Corresponding Tenor as of the applicable Reference Time, the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.
5.DELETED DEFINITIONS. The definitions of “LIBOR Scheduled Unavailability Date”, “LIBOR Successor Rate” and “LIBOR Successor Rate Conforming Changes” are hereby deleted from Section 1.1 of the Credit Agreement.

6.AMENDED DEFINITIONS.

(a)The definition of LIBOR Rate set forth in section 1.1 of the Credit Agreement is hereby deleted and replaced with the following:

“LIBOR Rate” means, with respect to each day during each Eurodollar Interest-Period pertaining to an applicable Loan in Dollars, the rate per annum determined by the Agent to be the arithmetic average of the London Interbank Offered Rates administered by the ICE Benchmark Administration (or any Person that takes over administration of such rate) for deposits in Dollars for a duration equal to or comparable to the duration of such Eurodollar-Interest Period which appear on the relevant Bloomberg page (or such other commercially available source providing quotations of the London Interbank Offered Rates for deposits in Dollars as may be designated by the Agent from time to time) at or about 11:00 a.m. (London time) on the date that is two (2) London Banking Days prior to the first day of such Eurodollar-Interest Period; provided that if such rate is not available at such time for any reason, then the “LIBOR Rate” with respect to such Loan for such period shall be the Interpolated Screen Rate, where applicable. Each calculation by the Agent of the LIBOR Rate hereunder shall be conclusive and binding on the parties hereto for all purposes, absent clearly manifest error. Notwithstanding the foregoing, for purposes of this Credit Agreement, the LIBOR Rate shall at no time be less than 0.00% per annum.

(b)The definition of Consolidated EBITDA set forth in section 1.1 of the Credit Agreement is hereby deleted and replaced with the following:

“Consolidated EBITDA” shall mean, for any period of determination, without duplication:

(a)     Consolidated net income; plus

(b)     the sum of the following to the extent deducted in calculating Consolidated net income:

(i)     Interest Expense,

(ii)     tax expense (including, without limitation, any federal, state, local and foreign Income Taxes),

(iii)     depreciation and amortization expense,

(iv)     Management Fees,

(v)     non-cash charges, losses or expenses for incentive stock programs (excluding reserves for future cash charges),

(vi)     other non-cash charges, losses or expenses in an amount not to exceed Five Hundred Thousand Dollars ($500,000.00) during any twelve month period, to the extent approved by Agent,

(vii)    costs and expenses incurred in connection with the Forbearance Agreement and this First Amendment to Forbearance Agreement, in an aggregate amount not to exceed Three Hundred Fifty Thousand and 00/100 ($350,000.00) Dollars, including the Lenders’ and Agent’s legal fees and the Financial Advisor’s fees;

(ix)    costs incurred with respect to the purchase and implementation of US Borrower's enterprise resource planning system, in aggregate amount not to exceed (A) Two Hundred Thousand and 00/100 Dollars ($200,000.00) during each of US Borrower's fiscal quarters in 2020, (B) One Hundred Thousand and 00/100 Dollars ($100,000.00), during each of US Borrower's fiscal quarters in 2021, and (C) Zero Dollars with respect to any calculation thereafter, and

(x)    non-cash impairment charges pertaining to the value of goodwill; minus

(c)     non-cash charges previously added back to Consolidated net income in determining Consolidated EBITDA to the extent such non-cash charges have become cash charges during such period; minus

(d)     any other non-recurring, non-cash gains during such period, including without limitation, (i) gains from the sale or exchange of assets other than in the ordinary course of business and (ii) gains from early extinguishment of Indebtedness or Hedging Agreements.
7.FORBEARANCE PERIOD EXTENSION. The Forbearance Period set forth in Section 9 of the Forbearance Agreement is hereby extended from June 15, 2021 to February 28, 2022.

8.FINANCIAL REPORTING. In addition to the present reporting obligations under the Loan Documents, during the Forbearance Period Obligors will furnish or caused to be furnished to the Agent and each Lender either in hard copy or by electronic communication (including by email, internet and intranet websites) pursuant to procedures approved by the Agent:

(a)Commencing with the Monday, June 21, 2021 and on each Monday of each successive week thereafter, the Obligors shall provide to the Agent 13 week cash flow projections for the Borrower (the “Cash Flow Projections”) covering the following 13 week period, said cash flow projections shall be prepared in a manner and form acceptable to Bank, on a consistent basis and include therewith a comparison of actual cash flow versus the projected cash flow for the immediately preceding week;

(b)within 30 days after the end of each month of each fiscal year, the consolidated balance sheet of the Borrower and its subsidiaries, if any, and the related statements of income, stockholders’ equity and cash flows as of the end of and for such month and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for (i) the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the 2021 financial projections provided to the Agent, and (ii) for 2022 and subsequent fiscal years the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the prior fiscal year all as certified by one of its officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments;

(c)By (i) December 1, 2021, an annual consolidated and consolidating forecast for the Borrower and its subsidiaries for the 2022 fiscal year, including projected consolidated and consolidating statements of income of the Borrower and its subsidiaries, all in reasonable detail acceptable to the Agent; (ii) promptly upon preparation thereof, such other forecasts that the Borrower or any subsidiary may prepare and any revisions that may be made to any forecast previously delivered to the Agent and the Lenders; and (iii) no later than 30 days after the end of each fiscal quarter in which there has been a material deviation from a forecast provided to the Agent and the Lenders, a certificate of a financial officer of the Borrower explaining the deviation and the action, if any, that has been taken or is proposed to be taken with respect thereto; in each case the foregoing forecasts shall state all underlying assumptions.

9.FINANCIAL COVENANTS.

(a)Testing of the Total Leverage Ratio set forth in 7.1(a) of the Credit Agreement and the Debt Service Coverage Ratio set forth in 7.1(b) of the Credit Agreement shall be suspended during the Forbearance Period.

(b)Section 7.1(c) of the Credit Agreement is hereby deleted and replaced with the following:

“(c)”    Minimum Liquidity. The US Borrower’s Liquidity to be less than the amounts set forth below as of the dates of determination:

Date of Determination	Minimum Liquidity
July 31, 2021	$250,000.00
August 31, 2021	$250,000.00
September 30, 2021	$500,000.00
October 31, 2021	$1,000,000.00
November 30, 2021	$1,600,000.00
December 31, 2021	$1,600,000.00
January 31, 2022	$2,800,000.00
February 28, 2022	$3,200,000.00

to such fiscal month just ended; or”

(c)Section 7.1(d) of the Credit Agreement is hereby deleted and replaced with the following:

“(d) Minimum Consolidated EBITDA. The Consolidated EBITDA of the US Borrower and its Subsidiaries on a Consolidated Basis to be less than the amounts set forth below with respect to the measurement ended as of the date of determination set forth below:

Date of Determination	Measurement Period	Minimum Consolidated EBITDA
July 31, 2021	Trailing 4 Months	$300,000.00
August 31, 2021	Trailing 5 Months	$1,300,000.00
September 30, 2021	Trailing 6 Months	$2,450,000.00
October 31, 2021	Trailing 7 Months	$3,400,000.00
November 30, 2021	Trailing 8 Months	$4,200,000.00
December 31, 2021	Trailing 9 Months	$5,025,000.00
January 31, 2022	Trailing 10 Months	$5,925,000.00
February 20, 2022	Trailing 11 Months	$6,900,000.00

10.FINANCIAL ADVISOR. The Obligors and Lenders acknowledge that the Agent, on behalf of itself and the Lenders, previously engaged Conway, MacKenzie, LLC (“CM”) as a financial consultant to the Agent and Lenders. CM’s engagement on behalf of the Agent and Lenders has concluded. Obligors shall engage a financial advisor (the “Financial Advisor”) on or before June 25, 2021 for the duration of the Forbearance Period.

(a)The Financial Advisor and such advisor’s scope of engagement must be acceptable to the Lenders, which scope of engagement shall include, at a minimum: (i) a review of Borrowers internal financial and operational controls of its business; (ii) evaluation of the Borrowers’ operating performance and financial condition; (iii) strategic and process improvement planning for the Borrower’s and their business.

(b)Obligors and the Lenders acknowledge that both Obligors and Lenders have previously engaged CM to perform services for the Obligors and Lenders. Obligors and Lenders confirm their (a) awareness of this conflict and (b) consent to waiving this conflict in the event the Obligors choose to engage CM.

(c)Obligors hereby consent to direct communication between the Financial Advisor and any of Agent or Lenders and any of their agents (including counsel) without the further consent of the Obligors.

11.FIELD EXAM. The Obligors will permit any representatives of Agent or independent contractors designated Agent provided they do not present competitive concerns, to visit and inspect its properties, to examine and make extracts from its books and records, and to conduct such Collateral audits and field exams of any Collateral, all at the expense of Obligors, at any time during normal business hours.

12.INTEREST.

(a)During the Forbearance Period the Applicable Margin with respect to Eurodollar-based Advances, Base Rate Advances, and Swingline Advances shall be the per annum rate equal to four and one-half (4.50%) percent notwithstanding anything in the Credit Agreement to the contrary.

(b)Notwithstanding anything in the Credit Agreement and other Loan Documents to the contrary, from and after June 15, 2021 (the “PIK Date”) interest on Advances of the Revolving Credit, the Amortizing Loans, the CAPEX Loan, and the Swing Line Loan shall accrue at the per annum rate of interest equal to the Applicable Interest Rate selected by the relevant Borrower plus the Accrual Rate Margin (as applicable, the “Accrual Interest”). Notwithstanding the Accrual Interest due and owing on each applicable payment date after the PIK Date, the Borrower shall only be required to pay to the Lenders the interest accrued on the relevant Advances of the Revolving Credit, the Amortizing Loans, the CAPEX Loan, and the Swing Line Loan at the Applicable Interest Rate selected by the relevant Borrower (the “Pay Rate Interest”). The difference between: (i) the Accrual Interest and (ii) the Pay Rate Interest (the “PIK Interest”) will be added to the outstanding principal balance of the relevant Loan on the first Business Day following the applicable interest payment date for the relevant Loan and thereafter interest will accrue on such PIK Interest at the applicable Accrual Rate. All outstanding principal and accrued and unpaid interest (including PIK Interest) shall be due and payable in full on the occurrence of a Forbearance Termination Event or expiration of the Forbearance Period.

13.LIBOR SUCCESSOR. Section 10.3 of the Credit Agreement is hereby deleted and replaced with the following:

“10.3    LIBOR SUCCESSOR.

(a)Interest; LIBOR Notification. The interest rate on Eurodollar – based Advances and Swingline Loans bearing interest at the Daily LIBOR Rate is determined by reference to the LIBOR Rate, which is derived from the London interbank offered rate. The London interbank offered rate is intended to represent the rate at which contributing banks may obtain short-term borrowings from each other in the London interbank market. In July 2017, the U.K. Financial Conduct Authority (the “FCA”) announced that, after the end of 2021, it would no longer persuade or compel contributing banks to make rate submissions to the ICE Benchmark Administration (together with any successor to the ICE Benchmark Administration, the “IBA”) for purposes of the IBA setting the London interbank offered rate. In November 2020, the IBA, in coordination with the FCA, announced that it will consult the market regarding its intention to cease publication of LIBOR settings for most currencies and tenors as of December 31, 2021, while continuing to publish USD LIBOR settings for most tenors until June 30, 2023. As a result, it is possible that, in the future, the London interbank offered rate may become unavailable or may no longer be deemed an appropriate reference rate upon which to determine the interest rate on LIBOR Loans. In light of this eventuality, public and private sector industry initiatives are currently underway to identify new or alternative reference rates to be used in place of the London interbank offered rate. In the event that the London interbank offered rate is no longer available or in certain other circumstances as set forth in the Section of this Agreement titled “Benchmark Replacement Setting”, an alternative rate of interest may be selected and implemented in accordance with the mechanism contained in such Section. The Agent will notify the Borrower, pursuant to the Section of this Agreement titled “Benchmark Replacement Setting”, in advance of any change to the reference rate upon which the interest rate on LIBOR Loans is based. However, the Agent does not warrant, nor accept responsibility, nor shall the Agent have any liability with respect to the administration, submission or any other matter related to the rates in the definition of “LIBOR Rate” or with respect to any comparable or successor rate thereto or replacement rate thereof, including, without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate, as it may or may not be adjusted pursuant to the Section of this Agreement titled “Benchmark Replacement Setting”, will be similar to, or produce the same value or economic equivalence of, the LIBOR Rate or have the same volume or liquidity as did the London interbank offered rate prior to its discontinuance or unavailability.

(b)Benchmark Replacement Setting.

(i)Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document (and any Swap Agreement shall be deemed not to be a “Loan Document” for purposes of this Section titled “Benchmark Replacement Setting”), if a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) or (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (3) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document [with respect to each Class of Loans or Commitments] in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document (other than Benchmark Replacement Conforming Changes made in accordance with clause (b) below) so long as the Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Majority Lenders.

(ii)Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, the Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(iii)Notices; Standards for Decisions and Determinations. The Agent will promptly notify the Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (d) below and (v) the commencement or conclusion of any Benchmark Unavailability Period, provided that the failure to give such notice under this clause (v) shall not affect the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section titled “Benchmark Replacement Setting,” including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section titled “Benchmark Replacement Setting.”

(iv)Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including Term SOFR or USD LIBOR) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(v)Benchmark Unavailability Period. Upon the commencement of a Benchmark Unavailability Period, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of any Loans to be made, converted or continued with respect to the then-current Benchmark during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to ABR Loans. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, (i) the obligation of the Lenders to make or maintain Loans with respect to such Benchmark shall be suspended, (ii) any request for a Borrowing of, conversion to or continuation of Loans with respect to such Benchmark shall be ineffective and will be deemed to have been a request for a Borrowing of or conversion to ABR Loans, and (iii) the component of the Alternate Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Alternate Base Rate.

14.BINDING EFFECT OF DOCUMENTS. Each Obligor hereby acknowledges, confirms and agrees that: (a) each of the Loan Documents, including the Forbearance Agreement,

to which it is a party has been duly executed and delivered to the Agent or Lenders, as applicable by Obligors, and each is in full force and effect as of the date hereof, (b) the agreements and obligations of Obligors contained in such documents and in this Agreement constitute the legal, valid and binding obligations of Obligors, enforceable against them in accordance with their respective terms, and Obligors have no valid defense to the enforcement of such obligations, and (c) the Agent and Lenders are and shall be entitled to the rights, remedies and benefits provided for in the Loan Documents and applicable law.

15.ACKNOWLEDGMENT RESERVATION OF RIGHTS. Obligors hereby acknowledge that the Agent, on behalf of the Lenders is free to exercise its rights and remedies under the Loan Documents, applicable law or otherwise including acceleration of the Indebtedness as all such Indebtedness is payable on demand or subject to acceleration by reason of the Specified Defaults. The Lenders have not waived, presently do not intend to waive and may never waive any or all remedies or prior acceleration and nothing contained herein or the transactions contemplated hereby shall be deemed to constitute any such waiver, but the Agent and Lenders agree to forbear during the Forbearance Period from exercising their rights and remedies as a result of the Specified Defaults so long as Obligors observe and perform each and every term, covenant and condition of the Forbearance Agreement.

16.REPRESENTATIONS, WARRANTIES AND COVENANTS. Obligors acknowledge and agree that each of the representations, warranties and covenants made by or on behalf of any Obligor to the Bank or undertaken by any Obligor to the Bank in the Forbearance Agreement are hereby restated, ratified and affirmed as of the date of this Agreement as if fully and complete restated herein.

17.RELEASE.

(a)In consideration of Agent’s and Lenders’ agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Obligors, on behalf of themselves and each of their officers, employees, present and former shareholders, attorneys, agents, affiliates, subsidiaries, divisions, predecessors, successors, assigns, anyone acting on their behalf and other legal representatives (collectively referred to hereinafter as the “Releasors”), hereby absolutely, unconditionally and irrevocably release, remise and forever discharge Agent, each Lender and their successors and assigns, and their present and former shareholders, affiliates, subsidiaries, divisions, predecessors, directors, officers, attorneys, advisors, employees, agents and other representatives (collectively hereinafter referred to as the “Releasees” and individually as a “Releasee”), of and from all demands, actions, causes of action, suits, covenants, contracts, controversies, agreements, promises, sums of money, accounts, bills, reckonings, damages and any and all other claims, counterclaims, defenses, rights of set-off, demands and liabilities whatsoever (individually, a “Claim” and collectively, “Claims”) of every name and nature, known or unknown, suspected or unsuspected, both at law and in equity, which any or all of the Releasors may now or hereafter own, hold, have or claim to have against the Releasees or any of them for, upon, or by reason of any circumstance, action, cause or thing whatsoever which arises at any time on or prior to the day and date of this Agreement, including, without limitation, for or on account of, or in relation to, or in any way in connection with any of the Credit Agreement, the other Loan Documents, any of the Mortgage Documents or this Agreement or transactions thereunder or related thereto.

(b)Obligors understand, acknowledge and agree that the release set forth above may be pleaded as a full and complete defense and may be used as a basis for an injunction against any action, suit or other proceeding which may be instituted, prosecuted or attempted in breach of the provisions of such release.

(c)Obligors agree that no fact, event, circumstance, evidence, or transaction which could now be asserted, or which may hereafter be discovered shall affect in any manner the final, absolute, and unconditional nature of the release set forth above.

18.COVENANT NOT TO SUE. Releasors hereby absolutely, unconditionally and irrevocably, covenant and agree with and in favor of each Releasee that it will not sue (at law, in equity, in any regulatory proceeding or otherwise) any Releasee on the basis of any Claim released, remised and discharged by Obligors pursuant to Section 14 above. If any or all of the Releasors violate the foregoing covenant, each Obligor and each of their successors, assigns and legal representatives, agree to pay, in addition to such other damages as any Releasee may sustain as a result of such violation, all attorneys' fees and costs incurred by any Releasee as a result of such violation.

19.INDEMNIFICATION. Each Obligor agrees to indemnify and hold Agent and each Lender and each of their directors, officers, employees, agents (including attorneys and other professionals providing advice in connection herewith) and Affiliates (each, an “Indemnified Person”) harmless from and against any and all claims, losses, damages, obligations, liabilities, penalties, costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) of any kind or nature whatsoever, whether direct, indirect or consequential (collectively, “Indemnified Costs”), that may at any time be imposed on, incurred by or asserted against any such Indemnified Person as a result of, arising from or in any way relating to the preparation, execution, performance or enforcement of this Agreement or any agreements prepared, negotiated, executed or delivered in connection with the transactions contemplated hereby or any action, suit or proceeding (including any inquiry or investigation) by any Person, whether threatened or initiated, related to any of the foregoing, and in any case whether or not such Indemnified Person is a party to any such action, proceeding or suit or a subject of any such inquiry or investigation. All of the foregoing Indemnified Costs of any Indemnified Person shall be paid or reimbursed by the each of the Obligors, as and when incurred and upon demand.

20.FEES AND EXPENSES.

(a)As consideration for the Lenders’ agreements to extend the Forbearance Period contained herein, the Obligors shall pay to Agent for the ratable benefit of the Lenders a fee in the amount of fifteen (15) basis points of the Commitment plus the Swing Line Commitment, to wit: Ninety-Eight Thousand Nine Hundred Seventy Three and 75/100 ($98,973.75) Dollars (the “Extension Fee”), which fee is deemed earned, and when paid is non-refundable. The Extension Fee shall be paid simultaneously with the execution of this Agreement.

(b)As additional consideration for the Lenders’ agreement to extend the Forbearance Period contained herein, the Obligors absolutely and unconditionally agree to reimburse the Agent and Lenders, on demand at any time and as often as the occasion therefore may require, whether or not all or any of the transactions contemplated by this Agreement are consummated, all fees, costs, expenses and disbursements of the Agent or Lenders and any counsel, appraiser or financial consultant to any of them, if any, including the internally allocated cost of in-house counsel, in connection with the preparation, negotiation, execution, or delivery of this Agreement and administration of the Loans and any agreements delivered in connection with the transactions contemplated hereby and expenses which shall at any time be incurred or sustained by Agent or Lenders as a consequence of or in any way in connection with the preparation, negotiation, execution, or delivery of this Agreement or the administration of the Loan and the enforcement, attempted enforcement or preservation of any rights or remedies under this Agreement, any of the Loan Documents and any agreements prepared, negotiated, executed or delivered in connection with the transactions contemplated hereby. Such fees and expenses shall constitute additional Indebtedness under the Loan Documents until paid notwithstanding any failure by the Obligors to comply with any other term of this Agreement. Upon the occurrence of a Forbearance Termination Event all unpaid portions of the Extension Fee and unreimbursed expenses outstanding shall be paid forthwith by the Obligors.

21.MISCELLANEOUS.

(a)Effect of this Agreement. This Agreement and the Loan Documents constitute and embody the entire agreement between the parties as to the Loans and the temporary forbearance contemplated by the Forbearance Agreement. Except as specifically set forth herein, no changes or modifications to the Loan Documents are intended or implied. To the extent of conflict between the terms of this Agreement and the other Loan Documents, the terms of this Agreement shall control. The parties acknowledge and agree that there are no agreements, understandings, warranties, or representations among and between the parties except as set forth in this Agreement and the Loan Documents

(b)Further Assurances. The parties hereto shall execute and deliver such additional documents and take such additional action as may be necessary or desirable to effectuate the provisions and purposes of this Agreement.

(c)Binding Effect. This Agreement shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors and assigns. Neither Borrowers nor any Guarantor shall assign any interest in this Agreement.

(d)Survival of Representations and Warranties. All representations and warranties made in this Agreement or any other document furnished in connection with this Agreement shall survive the execution and delivery of this Agreement and the other documents, and no investigation by the Agent or any Lender or any closing shall affect the representations and warranties or the right of the Agent and Lenders to rely upon them.

(e)Severability. Any provision of this Agreement held by a court of competent jurisdiction to be invalid or unenforceable shall not impair or invalidate the remainder of this Agreement.

(f)Time of Essence. Time is of the essence with respect to Obligors’ obligations under this Agreement.

(g)Reviewed by Attorneys. Each Obligor represents and warrants to the Lenders that it (a) understands fully the terms of this Agreement and the consequences of the execution and delivery of this Agreement, (b) has been afforded an opportunity to have this Agreement reviewed by, and to discuss this Agreement and any documents executed in connection herewith with, such attorneys and other persons as Obligors may wish, and (c) has entered into this Agreement and executed and delivered all documents in connection herewith of its own free will and accord and without threat, duress or other coercion of any kind. The parties hereto acknowledge and agree that neither this Agreement nor the other documents executed pursuant hereto shall be construed more favorably in favor of one than the other based upon which party drafted the same, it being acknowledged that all parties hereto contributed substantially to the negotiation and preparation of this Agreement and the other documents executed pursuant hereto or in connection herewith.

(h)Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF MICHIGAN, WITHOUT REFERENCE TO THE CONFLICTS OR CHOICE OF LAW PRINCIPLES THEREOF.

(i)Consent to Jurisdiction and Venue. Each of the Obligors hereby irrevocably consent to the personal jurisdiction and venue of the state and federal courts located in Wayne County, Michigan, in any action, claim or other proceeding arising out of any dispute in connection with this Agreement or the Loan Documents, any rights or obligations hereunder, or the performance of such rights and obligations. Nothing in this Section shall affect the right of the Agent to serve legal process in any other manner permitted by applicable law or affect the right of the Agent to bring any action or proceeding against the any of the Obligors or their properties in the courts of any other jurisdictions. Additionally, each of the Obligors, if elected by the Agent or Lenders as a remedy upon the occurrence of a Forbearance Termination Event, consent to and will refrain from interfering with the appointment of a Receiver to administer and operate any of the Obligors or any of their properties or assets.

(j)Waiver of Jury Trial. EACH OF THE OBLIGORS, AGENT AND THE LENDERS HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY, AND AFTER AN OPPORTUNITY TO CONSULT WITH LEGAL COUNSEL, (A) WAIVE ANY AND ALL RIGHTS TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE LOAN DOCUMENTS, THE INDEBTEDNESS, ALL MATTERS CONTEMPLATED HEREBY AND DOCUMENTS EXECUTED IN CONNECTION HEREWITH AND (B) AGREE NOT TO SEEK TO CONSOLIDATE ANY SUCH ACTION WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE, OR HAS NOT BEEN WAIVED. EACH OF THE OBLIGORS CERTIFIES THAT NEITHER AGENT NOR ANY LENDER NOR ANY OF THEIR REPRESENTATIVES, AGENTS OR COUNSEL HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT AGENT OR LENDERS WOULD NOT IN THE EVENT OF ANY SUCH PROCEEDING SEEK TO ENFORCE THIS WAIVER OR RIGHT TO TRIAL BY JURY.

(k)Counterparts; Electronic Signature. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed signature page counterpart hereof by telecopy, emailed .pdf or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart hereof. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include electronic signatures, the electronic association of signatures and records on electronic platforms, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, any other similar state laws based on the Uniform Electronic Transactions

Act or the Uniform Commercial Code, each as amended, and the parties hereto hereby waive any objection to the contrary, provided that (x) nothing herein shall require Agent to accept electronic signature counterparts in any form or format and (y) Agent reserves the right to require, at any time and at its sole discretion, the delivery of manually executed counterpart signature pages to this Agreement or any document signed in connection with this Agreement and the parties hereto agree to promptly deliver such manually executed counterpart signature pages.

(l)Notices. Notices to the Obligors shall be sent to:

Doug Cain
President and CEO
Unique Fabricating – Corporate
800 Standard Parkway
Auburn Hills, MI, 48326
Email address: DCain@uniquefab.com

With a copy to:
Scott A. Wolfson
WOLFSON BOLTON PLLC
3150 Livernois, Suite 275
Troy, Michigan 48083

Email address: swolfson@wolfsonbolton.com

(m)Amendments. No change, addition to, amendment or modification of the terms of this Agreement shall be effective unless reduced to writing and executed by all the parties hereto.

(n)Other Agreements. The parties understand and agree (i) that the consideration for this Agreement is contractual and not a mere recital, (ii) that neither this Agreement, nor any part thereof, shall be used or construed as an admission of liability on the part of the Agent or Lenders and that this Agreement shall not be admissible in any proceeding or cause of action as an admission of liability by the Agent or any Lender, and (iii) that this Agreement is knowing and voluntary and is executed without reliance on any statement or representation by the Agent or any Lender concerning the nature or extent of any claims, damages or legal liability therefore.

(Balance of Page Intentionally Blank)

IN WITNESS WHEREOF, the Obligors and Lenders have executed this First Amendment to Forbearance Agreement as of the day and year first-above written.
BORROWERS:

UNIQUE FABRICATING NA, INC.

By:    /s/ Byrd Douglas Cain III
    Byrd Douglas Cain III
Title:    President

UNIQUE-INTASCO CANADA, INC.

By:    /s/ Byrd Douglas Cain III
    Byrd Douglas Cain III
Title:    President

“Borrowers”

UNIQUE FABRICATING, INC., a Delaware corporation

By:    /s/ Byrd Douglas Cain III
    Byrd Douglas Cain III
Title:    President

UNIQUE-CHARDAN, INC., a Delaware corporation,

By:    /s/ Byrd Douglas Cain III
    Byrd Douglas Cain III
Title:    President

(Signatures Continued on Next Page)

UNIQUE MOLDED FOAM TECHNOLOGIES, INC., a Delaware corporation,

By:    /s/ Byrd Douglas Cain III
    Byrd Douglas Cain III
Title:    President

UNIQUE PRESCOTECH, INC., a Delaware corporation,

By:    /s/ Byrd Douglas Cain III
    Byrd Douglas Cain III
Title:    President

UNIQUE FABRICATING REALTY, LLC a Michigan limited liability company,

By:    /s/ Byrd Douglas Cain III
    Byrd Douglas Cain III
Title:    President

UNIQUE FABRICATING SOUTH, INC., a Michigan corporation,

By:    /s/ Byrd Douglas Cain III
    Byrd Douglas Cain III
Title:    President

UNIQUE-INTASCO USA, INC., a Michigan corporation

By:    /s/ Byrd Douglas Cain III
    Byrd Douglas Cain III
Title:    President

“Guarantors”

(Signatures Continued on Next Page)

IN WITNESS WHEREOF, the Obligors and the Bank have executed this Forbearance Agreement as of the day and year first-above written.
CITIZENS BANK, NATIONAL ASSOCIATION, as Agent and Lender

By:    /s/ Chelsea Brophy
    Chelsea Brophy
Its:    Assistant Vice President

COMERICA BANK,
as Lender

By:    /s/ Jacob Villemure
    Jacob Villemure
Its:    Vice President

FLAGSTAR BANK, FSB,
as Lender

By:    /s/ Kathryn Pothier-Hilt
    Kathryn Pothier-Hilt
Its:    First Vice President

KEYBANK NATIONAL ASSOCIATION,
as Lender

By:    /s/ Sally C. Barton
    Sally C. Barton
Its:    Senior Vice President